Exhibit (c)(9) PRELIMINARY WORKING DRAFT – SUBJECT TO FURTHER REVIEW AND MODIFICATION PRESENTATION TO THE INDEPENDENT DIRECTORS OF SHELL MIDSTREAM PARTNERS GP LLC July 11, 2022

Historical and Projected Financial Summary | Adjusted 6/15/22 Forecast Consolidated Asset EBITDA + Equity Distributions ($mm) Total Distributable Cash Flow ($mm) ’22E - ’26E CAGR: 1.3% ’22E - ’26E CAGR: 1.3% $828 $687 $675 $809 $662 $658 $653 $658 $795 $797 $786 $623 $619 $767 $730 $720 2019A 2020A 2021A 2022E 2023E 2024E 2025E 2026E LP DCF per Unit / LP DPU $1.79 / $1.75 $1.72 / $1.84 $1.58 / $1.36 $1.66 / $1.20 $1.67 / $1.20 $1.72 / $1.20 $1.68 / $1.20 $1.75 / $1.20 LP Distribution Coverage 2019A 2020A 2021A 2022E 2023E 2024E 2025E 2026E 1.0x 0.9x 1.2x 1.4x 1.4x 1.4x 1.4x 1.5x (1) Free Cash Flow ($mm) Net Debt / LTM Cons. Asset EBITDA + Equity Dist. ’22E - ’26E CAGR: 0.1% $657 $645 $647 $638 $638 $631 $619 $609 3.3x 3.3x 3.1x 2.8x 2.5x 2.3x 2.1x 1.8x 2019A 2020A 2021A 2022E 2023E 2024E 2025E 2026E 2019A 2020A 2021A 2022E 2023E 2024E 2025E 2026E Growth Capex ($mm) Net Debt + Pref. / Consolidated Asset EBITDA + Equity Distributions $10 $1 $4 $8 $27 $37 $24 $40 3.3x 4.7x 4.9x 4.3x 4.1x 3.8x 3.6x 3.3x Note: LP DCF per unit does not include effects from waived GP/IDRs. 1 (1) Free Cash Flow calculated as Distributable Cash Flow less Growth Capex. Source: SHLX management, public disclosure.

Preliminary Illustrative Valuation Analysis | Adjusted 6/15/22 Forecast Methodology Metrics Range Implied Unit Price ($/unit) $15.85 Unaffected 52-Week Trading Range $10.86 $16.14 (Low - High) Market Trading Current 52-Week Trading Range $10.86 $14.88 (Low - High) (1) Unit Price Target Range Wall Street $12.50 $14.00 (Low - High) Research Trading Refer to Trading Comparables Range of Metrics (2) $12.47 $14.65 Valuation Analysis Comparables Precedent Refer to Precedent Transactions Range of Metrics $14.14 $19.96 (2) Valuation Analysis Transactions Precedent Premium to Unaffected Unit Price: 10.0% - 15.0% $14.18 $14.82 $12.89 Premiums Paid Cost of Equity: 13.00% - 8.00% PV of Levered FCF $12.21 $15.56 Terminal Yield: 15.50% - 13.50% Discounted Cash Flow Cost of Equity: 13.00% - 8.00% PV of LP DPU $12.16 $16.65 Terminal Yield: 8.50% - 7.00% $7.00 $10.50 $14.00 $17.50 $21.00 Note: Market data as of July 7, 2022. (1) Forward target price. 2 (2) Reflects average low and average high implied unit price. Source: SHLX management, Wall Street research, public disclosure, FactSet, Bloomberg. For Reference Only

Preliminary Illustrative Valuation Analysis – Trading Comparables Adjusted 6/15/22 Forecast Methodology Metrics Range Implied Unit Price ($/unit) $15.85 (1) 2022E LP DCF / Unit: $1.79 $11.95 $13.79 15.00% - 13.00% (Colonial Normalized) (1) 2023E LP DCF / Unit: $1.76 $11.33 $13.01 15.50% - 13.50% (Colonial Normalized) Trading Comparables 2022E LP DPU: $1.20 8.50% - 7.00% $14.12 $17.14 (2) Reference Range $12.47 $14.65 $7.00 $10.50 $14.00 $17.50 $21.00 Note: Market data as of July 7, 2022. (1) Adjusted to reflect normalized Colonial distribution policy ($76mm, equal to 2026 levels in 4/8/22 forecast). 3 (2) Reflects average low and average high implied unit price. Source: SHLX management, public disclosure, FactSet.

CONFIDENTIAL

Comparable Public Company Trading Analysis

	($ in billions, except per share/unit data)	Sh./Unit	Market		TEV/EBITDA		LP DCF Yield		FCF Yield[1]		Distribution Yield			LP Dist. Coverage		Lev. (LTM EBITDA)		'22E - '24E CAGR	
	Company	Price	Cap.	TEV	2022E	2023E	2022E	2023E	2022E	2023E	LQA	2022E	2023E	2022E	2023E	Debt	Adj. Debt[2]	DCF	Distr.
LT&S Peers	Magellan Midstream Partners	$47.61	$10.1	$15.0	10.8x	10.2x	11.0%	11.7%	9.9%	9.9%	8.7%	8.7%	8.9%	1.3x	1.3x	3.9x	3.9x	4%	1%
	NuStar	14.70	1.6	6.1	8.5x	8.2x	21.8%	21.5%	13.7%	12.2%	10.9%	10.9%	10.9%	2.0x	2.0x	4.5x	5.5x	4%	0%
	Genesis Energy	8.20	1.0	5.3	8.4x	7.4x	22.4%	29.0%	2.5%	9.1%	7.3%	7.3%	7.3%	3.1x	4.0x	5.6x	6.4x	19%	1%
	Holly Energy Partners	16.19	2.1	3.7	8.8x	8.7x	14.8%	15.4%	11.8%	11.9%	8.6%	8.6%	9.9%	1.7x	1.6x	4.0x	4.0x	N/A	13%
	PBF Logistics	13.35[3]	0.8	1.4	6.3x	6.1x	20.7%	22.0%	20.6%	21.5%	9.0%	9.0%	9.0%	2.3x	2.5x	2.6x	2.6x	6%	N/A
Diversified Peers	Enbridge	$42.19	$85.6	$152.8	12.8x	12.4x	9.8%	9.9%	5.7%	6.1%	6.3%	6.3%	6.3%	1.6x	1.6x	5.3x	5.4x	1%	0%
	Energy Transfer	9.95	30.7	93.8	7.5x	7.4x	23.8%	24.3%	17.3%	17.8%	8.0%	9.4%	11.8%	2.5x	2.1x	4.4x	4.7x	1%	17%
	Enterprise Products	24.98	54.5	83.9	9.4x	9.1x	13.1%	13.4%	10.4%	9.7%	7.4%	7.5%	7.8%	1.7x	1.7x	3.1x	3.2x	3%	3%
	Kinder Morgan	16.97	38.5	69.6	9.4x	9.3x	12.8%	13.3%	9.4%	9.4%	6.5%	6.5%	6.8%	2.0x	2.0x	4.4x	4.4x	1%	4%
	Williams	31.32	38.1	63.8	10.3x	10.1x	10.7%	11.1%	7.4%	8.0%	5.4%	5.5%	5.7%	2.0x	2.0x	4.0x	4.0x	3%	4%
	MPLX	29.69	30.1	51.7	9.0x	8.9x	15.5%	15.9%	13.1%	13.2%	9.5%	9.7%	10.0%	1.6x	1.6x	3.6x	3.7x	1%	4%
	ONEOK	56.82	25.5	39.3	10.7x	10.1x	10.9%	11.6%	7.9%	8.4%	6.6%	6.6%	6.7%	1.7x	1.7x	4.1x	4.1x	4%	3%
	Plains All American	10.18	7.2	21.5	9.2x	8.8x	18.8%	25.5%	14.9%	16.9%	8.5%	8.4%	9.0%	2.2x	2.8x	3.7x	4.3x	14%	8%
	Mean – All (13 Companies)				**9.3x**	**9.0x**	**15.9%**	**17.3%**	**11.1%**	**11.9%**	**7.9%**	**8.0%**	**8.5%**	**2.0x**	**2.1x**	**4.1x**	**4.3x**	**5%**	**5%**
	Median – All (13 Companies)				**9.2x**	**8.9x**	**14.8%**	**15.4%**	**10.4%**	**9.9%**	**8.0%**	**8.4%**	**8.9%**	**2.0x**	**2.0x**	**4.0x**	**4.1x**	**3%**	**4%**
	Mean – LT&S (5 Companies)				**8.6x**	**8.1x**	**18.1%**	**19.9%**	**11.7%**	**12.9%**	**8.9%**	**8.9%**	**9.2%**	**2.1x**	**2.3x**	**4.1x**	**4.5x**	**8%**	**4%**
	Median – LT&S (5 Companies)				**8.5x**	**8.2x**	**20.7%**	**21.5%**	**11.8%**	**11.9%**	**8.7%**	**8.7%**	**9.0%**	**2.0x**	**2.0x**	**4.0x**	**4.0x**	**5%**	**1%**
	Mean – Diversified (8 Companies)				**9.8x**	**9.5x**	**14.4%**	**15.6%**	**10.8%**	**11.2%**	**7.3%**	**7.5%**	**8.0%**	**1.9x**	**1.9x**	**4.1x**	**4.2x**	**3%**	**5%**
	Median – Diversified (8 Companies)				**9.4x**	**9.2x**	**13.0%**	**13.3%**	**9.9%**	**9.5%**	**7.0%**	**7.1%**	**7.3%**	**1.9x**	**1.8x**	**4.0x**	**4.2x**	**2%**	**4%**
SHLX	**7/9 Prop. - Consensus**	**$15.85**	**$6.2**	**$9.7**	**N/A**	**N/A**	**10.4%**	**11.0%**	**9.8%**	**10.4%**	**7.6%**	**7.6%**	**7.8%**	**1.4x**	**1.4x**	**N/A**	**N/A**	**3%**	**3%**
	7/9 Prop. - Adj. 6/15/22 Forecast[4]	**$15.85**	**$6.2**	**$9.7**	**N/A**	**N/A**	**11.3%**	**11.1%**	**11.2%**	**10.6%**	**7.6%**	**7.6%**	**7.6%**	**1.4x**	**1.4x**	**N/A**	**N/A**	**3%**	**0%**
	Current - Consensus	**$14.26**	**$5.6**	**$9.1**	**N/A**	**N/A**	**11.5%**	**12.2%**	**10.9%**	**11.6%**	**8.4%**	**8.4%**	**8.7%**	**1.4x**	**1.4x**	**N/A**	**N/A**	**3%**	**3%**
	Current - Adj. 6/15/22 Forecast[4]	**$14.26**	**$5.6**	**$9.1**	**N/A**	**N/A**	**12.6%**	**12.3%**	**12.4%**	**11.8%**	**8.4%**	**8.4%**	**8.4%**	**1.4x**	**1.4x**	**N/A**	**N/A**	**3%**	**0%**

Note: Market data as of July 7, 2022; pro forma announced M&A and capital markets activity.
(1) Represents DCF less growth capex.
(2) Adjusted debt reflects 50% debt treatment for preferred equity.
(3) Represents unaffected price prior to 13-D filed by PBF.
(4) Adjusted to reflect normalized Colonial distribution policy ($76mm, equal to 2026 levels).
Source: Public disclosure, FactSet, Wall Street research, SHLX management.

INTREPID | 4

Preliminary Illustrative Valuation Analysis – Precedent Transactions Adjusted 6/15/22 Forecast Methodology Metrics Range Implied Unit Price ($/unit) $15.85 (1) 2022E LP DCF / Unit: $1.79 12.00% - 9.00% $14.94 $19.92 (Colonial-Normalized) Precedent 2022E LP DPU: $1.20 9.00% - 6.00% Transaction $13.33 $20.00 Analysis (2) Reference Range $14.14 $19.96 $7.00 $10.50 $14.00 $17.50 $21.00 Note: Market data as of July 7, 2022. (1) Adjusted to reflect normalized Colonial distribution policy ($76mm, equal to 2026 levels in 4/8/22 forecast). 5 (2) Reflects average low and average high implied unit price. Source: SHLX management, FactSet, public disclosure.

CONFIDENTIAL

Select Midstream Precedent Transactions

Unaff. Date	Buyer	Target	8/8ths Equity Value ($bn)[1]	Buyer % Owned	Transaction Metrics: FY+1 LP DCF Yield	Transaction Metrics: FY+1 LP DPU Yield	Final Premium to: 1-Day	Final Premium to: 30-Day VWAP
5/13/22	Diamondback Energy	Rattler Midstream	$2.2	74%	11.3%[2]	8.0%[2]	17%	9%
1/11/22	Hartree Partners	Sprague Resources	0.5	75%	12.6%	9.2%	24%	39%
10/25/21	Phillips 66	Phillips 66 Partners	10.1	70%	10.6%	4.2%	7%	0%
10/8/21	Ergon	Blueknight Energy Partners	0.2	32%	9.0%	3.7%	51%	47%
8/4/21	BP	BP Midstream Partners	1.5	54%	11.2%	9.8%[2]	11%	3%
2/4/21	Chevron Corp.	Noble Midstream Partners	1.1	62%	21.3%	6.0%	(1%)	6%
10/2/20	TC Energy Corporation	TC PipeLines	2.1	24%	13.5%[2]	8.8%	14%	12%
2/25/20	Equitrans Midstream	EQM Midstream Partners	4.6	54%	21.6%	5.2%	0%	3%
8/27/19	Blackstone	Tallgrass Energy	6.3	44%	10.6%	10.0%	56%	23%
11/7/18	Western Gas Equity Partners	Western Gas Partners	8.4	30%	8.5%	8.1%[2]	8%	8%
10/19/18	EnLink Midstream	EnLink Midstream Partners	6.5	22%	9.2%	8.5%[2]	1%	4%
10/17/18	Valero Energy	Valero Energy Partners	2.9	68%	7.0%	5.7%	7%	12%
9/18/18	Dominion Energy	Dominion Energy Midstream Partners	2.8	61%	6.6%	n/a	1%	8%
8/1/18	Energy Transfer Equity	Energy Transfer Partners	27.5	2%	12.5%	9.8%[2]	11%	14%
7/9/18	ArcLight	TransMontaigne Partners	0.7	20%	9.3%	7.8%	14%	9%
5/16/18	Enbridge	Spectra Energy Partners	17.6	83%	9.8%	8.7%	10%	3%
5/16/18	Enbridge	Enbridge Energy Partners	4.9	33%	14.9%	9.1%	9%	6%
3/15/18	Williams	Williams Partners	38.9	74%	7.6%	6.4%	14%	13%
2/7/18	Tallgrass Energy GP	Tallgrass Energy Partners	3.5	35%	9.6%	8.4%[2]	10%	10%
9/23/16	Columbia Pipeline Group	Columbia Pipeline Partners	1.7	47%	4.9%	4.7%	11%	17%
Summary Statistics (20 Transactions)								
75th Percentile			**$7.0**	**68%**	**12.5%**	**9.0%**	**13.6%**	**13.3%**
Mean			**$7.2**	**48%**	**11.1%**	**7.5%**	**13.7%**	**12.3%**
Median			**$3.2**	**50%**	**10.2%**	**8.1%**	**10.3%**	**9.0%**
25th Percentile			**$1.7**	**31%**	**8.9%**	**5.9%**	**7.1%**	**5.3%**
Shell / Shell Midstream Current Proposal								
2/10/22	**Shell**	**Shell Midstream**	**$6.2**	**69%**	**11.3%[3]**	**7.6%[3]**	**23%**	**25%**

Note: Excludes non-limited partnership/LLC transactions or transactions with non-US targets. Transaction metrics are based on management projections available in public disclosure (e.g., proxy statement).
(1) Does not include value attributable to an economic general partner or to incentive distribution rights.
(2) Reflects yield based on Wall Street consensus metrics.
(3) Metrics assume adj. 6/15/22 forecast and are adjusted to reflect normalized Colonial distribution policy ($76mm, equal to 2026 levels in 4/8/22 forecast).
Source: FactSet, Wall Street research, public disclosure, SHLX management.

INTREPID | 6

Discounted Cash Flow Analysis | Levered Free Cash Flow Adjusted 6/15/22 Forecast Projected Forecast Period ($mm, unless otherwise noted) 2022E 2023E 2024E 2025E 2026E Terminal Consoldiated Asset EBITDA + Equity Distributions $786 $795 $809 $797 $828 $828 (-) Maintenance Capex (31) (21) (19) (18) (21) (21) (-) Interest Expense (60) (68) (67) (69) (72) (72) (-) Preferred Distributions (48) (48) (48) (48) (48) (48) (+) Other 6 -- -- -- -- -- Total Distributable Cash Flow $653 $658 $675 $662 $687 $687 (-) Growth Capex (8) (27) (37) (24) (40) (40) (+) Other Adjustments -- -- -- -- -- -- (±) Debt Borrowing / (Repayment) -- -- -- -- -- -- Levered Free Cash Flow $645 $631 $638 $638 $647 $647 (/) Average Units Outstanding (mm) 393.3 393.3 393.3 393.3 393.3 393.3 LFCF / Unit ( LFCFPU ) $1.64 $1.60 $1.62 $1.62 $1.64 $1.64 Memo: LP DCF / Unit ( LP DCFPU ) $1.66 $1.67 $1.72 $1.68 $1.75 $1.75 Discounted LFCFPU (10.50% Ke) $1.56 $1.38 $1.27 $1.15 $1.05 Present Value of LFCFPU (10.50% Ke) $6.41 Terminal DCFPU $1.75 (/) Terminal Yield 14.5% Terminal Value (Undiscounted) $12.05 Present Value of Terminal Value (10.50% Ke) $7.31 Memo: % of Total 53.3% Memo: Implied Perpetuity Growth Rate (3.5%) Implied Unit Price $13.72 Sensitivity Analysis PV of Terminal Value Implied Unit Price Implied Perpetuity Growth Rate PV of Terminal DCFPU Yield LFCFPU 15.50% 15.00% 14.50% 14.00% 13.50% 15.50% 15.00% 14.50% 14.00% 13.50% 15.50% 15.00% 14.50% 14.00% 13.50% 13.00% $6.09 $6.12 $6.32 $6.54 $6.77 $7.02 $12.21 $12.41 $12.63 $12.86 $13.11 (2.2%) (1.7%) (1.3%) (0.9%) (0.4%) 11.75% 6.24 6.47 6.68 6.91 7.16 7.43 12.71 12.93 13.16 13.41 13.67 (3.2%) (2.8%) (2.4%) (2.0%) (1.5%) 10.50% 6.41 6.84 7.07 7.31 7.58 7.86 13.25 13.48 13.72 13.98 14.26 (4.3%) (3.9%) (3.5%) (3.1%) (2.6%) 9.25% 6.58 7.24 7.48 7.74 8.02 8.32 13.82 14.06 14.32 14.59 14.89 (5.4%) (5.0%) (4.6%) (4.2%) (3.7%) 8.00% 6.75 7.67 7.93 8.20 8.49 8.81 14.43 14.68 14.95 15.25 15.56 (6.5%) (6.1%) (5.7%) (5.3%) (4.8%) 7 Note: Discounted cash flow analysis based on quarterly cash flows discounted to January 1, 2022. Source: SHLX management. Cost of Equity

CONFIDENTIAL

Discounted Cash Flow Analysis | Distribution Discount Model

Adjusted 6/15/22 Forecast

($mm, unless otherwise noted)	2022E	2023E	2024E	2025E	2026E	Terminal
	Projected Forecast Period					
Total Distributable Cash Flow	**$653**	**$658**	**$675**	**$662**	**$687**	
(/) Average Units Outstanding (mm)	393.3	393.3	393.3	393.3	393.3	
DCF / Unit ("DCFPU")	$1.66	$1.67	$1.72	$1.68	$1.75	
LP Distribution / Unit ("DPU")	**$1.20**	**$1.20**	**$1.20**	**$1.20**	**$1.20**	**$1.20**
Memo: Implied Coverage	*1.38x*	*1.39x*	*1.43x*	*1.40x*	*1.46x*	
Discounted LP DPU (10.50% Ke)	$1.14	$1.03	$0.94	$0.85	$0.77	

Present Value of LP DPU (10.50% Ke)	**$4.73**
Terminal LP DPU	$1.20
(/) Terminal Yield	7.8%
Terminal Value (Undiscounted)	$15.48
Present Value of Terminal Value (10.50% Ke)	**$9.40**
Memo: % of Total	*66.6%*
Memo: Implied Perpetuity Growth Rate	*2.6%*
Implied Unit Price	**$14.13**

Sensitivity Analysis

Cost of Equity	PV of DPU	PV of Terminal Value 8.50%	8.13%	7.75%	7.38%	7.00%	Implied Unit Price (Terminal DPU Yield) 8.50%	8.13%	7.75%	7.38%	7.00%	Implied Perpetuity Growth Rate 8.50%	8.13%	7.75%	7.38%	7.00%
13.00%	$4.49	$7.67	$8.02	$8.41	$8.83	$9.31	$12.16	$12.51	$12.90	$13.33	$13.80	4.1%	4.5%	4.9%	5.2%	5.6%
11.75%	4.61	8.10	8.48	8.89	9.34	9.84	12.71	13.08	13.49	13.95	14.45	3.0%	3.4%	3.7%	4.1%	4.4%
10.50%	4.73	8.57	8.97	9.40	9.88	10.41	13.30	13.69	14.13	14.60	15.13	1.8%	2.2%	2.6%	2.9%	3.3%
9.25%	4.85	9.07	9.49	9.95	10.46	11.02	13.92	14.34	14.80	15.31	15.87	0.7%	1.0%	1.4%	1.7%	2.1%
8.00%	4.98	9.61	10.05	10.54	11.08	11.67	14.59	15.04	15.52	16.06	16.65	(0.5%)	(0.1%)	0.2%	0.6%	0.9%

Note: Discounted cash flow analysis based on quarterly distributions discounted to January 1, 2022.
Source: SHLX management.

INTREPID | 8

Cost of Equity Capital (“Ke”) Analysis (1) Adj. Beta ($ in billions, unless noted) Market Value Net Net Debt / Tax Levered Unlevered Company of Equity Debt Preferred Total Cap. Rate 1-yr 3-yr 5-yr 1-yr 3-yr 5-yr Enbridge $85.6 $61.3 $3.8 40% 21% 0.75 0.87 0.85 0.47 0.54 0.53 Enterprise Products 54.5 26.7 2.7 32% -- 0.58 0.83 0.83 0.38 0.54 0.54 Kinder Morgan 38.5 31.2 -- 45% 21% 0.74 1.01 0.98 0.45 0.62 0.60 Williams 38.1 23.0 -- 36% 21% 0.71 1.07 1.06 0.49 0.74 0.73 Energy Transfer 30.7 48.2 6.1 51% -- 0.73 0.95 0.98 0.31 0.40 0.41 MPLX 30.1 20.1 1.6 39% -- 0.66 0.82 0.82 0.38 0.47 0.47 ONEOK 25.5 13.8 -- 35% 21% 0.96 1.44 1.33 0.67 1.01 0.93 Magellan Midstream Partners 10.1 4.9 -- 33% -- 0.61 0.93 0.90 0.41 0.63 0.60 Plains All American 7.2 8.8 2.7 41% -- 0.89 1.16 1.12 0.42 0.54 0.52 Holly Energy Partners 2.1 1.6 -- 44% -- 0.77 0.60 0.65 0.43 0.34 0.36 NuStar 1.6 3.1 1.4 51% -- 0.68 0.91 0.98 0.18 0.24 0.26 Genesis Energy 1.0 3.1 0.9 59% -- 0.73 1.34 1.26 0.18 0.33 0.31 PBF Logistics 0.8 0.5 -- 40% -- 0.78 1.32 1.17 0.47 0.80 0.70 Mean 42% 0.74 1.02 0.99 0.40 0.55 0.54 Median 40% 0.73 0.95 0.98 0.42 0.54 0.53 Shell Midstream Partners (Current) $5.6 $2.3 $1.2 25% -- 0.50 0.78 0.78 0.31 0.48 0.48 Cost of Equity Calculation Cost of Equity Sensitivity Analysis (2) Unlevered Beta 3.3% Risk-Free Rate 0.40 0.48 0.55 0.63 0.70 (3) 0.55 Unlevered Beta 27.5% 7.9% 8.7% 9.5% 10.2% 11.0% Target Net Debt / Total Cap. 35.0% 31.3% 8.2% 9.0% 9.8% 10.6% 11.4% Levered Beta 0.85 (4) 7.5% 35.0% 8.4% 9.3% 10.1% 11.0% 11.8% Equity Risk Premium (5) 0.5% Size Premium 38.8% 8.7% 9.6% 10.5% 11.4% 12.3% Implied Cost of Equity 10.1% 42.5% 9.0% 10.0% 10.9% 11.9% 12.9% Note: Market data as of July 7, 2022. Balance sheet data as of 3/31/2022. Peers sorted by market value of (4) Sourced from Kroll Cost of Capital Navigator – 2021. th equity. (5) Represents size premium for CRSP 4 decile as of December 31, 2021 (range of $5.0bn - $8.2bn (1) Represents historical Bloomberg adjusted beta, regressed weekly against the S&P 500. market capitalization). 9 (2) 30-year treasury yield as of July 7, 2022. Source: Bloomberg, 2022 Kroll Valuation Handbook, U.S. Department of the Treasury, public disclosure, (3)βU = βL/(1+D/E x (1-t)). FactSet. Target Net Debt / Total Cap.

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